Asure Software Regains Compliance with Nasdaq $1.00 Minimum Bid Rule and Announces Details of Second-Quarter Fiscal Year 2010 Earnings Release and Conference Call

AUSTIN, TX, January 21, 2010 - Asure Software (NASDAQ: ASUR), (“the Company”) a leading provider of workforce management software, announced that on January 20, 2010, the Company received a letter from Nasdaq stating that it has regained compliance with the minimum $1.00 bid price requirement under Nasdaq Listing Rule 5550(a)(2).

Furthermore, effective January 21, 2010, the Company began trading again under the stock symbol ASUR.  The Company had been temporarily trading as ASURD with the suffix character “D” to designate that the Company had undergone a reverse stock split.

Pat Goepel, the Company’s CEO, stated, “We are pleased that Asure’s shareholder’s ratification of the 10-for-1 reverse stock split at December’s annual meeting has resulted in Asure retaining its Nasdaq listing.  We believe that our new management team can continue to grow and improve upon the business as we further our transformation to a full software as a service business.  We look forward to building upon the success of the Company’s first-fiscal quarter and to growth in 2010.”

Finally, the Company today announced that it will release the results of its 2010 second fiscal quarter, ended December 31, 2009 on Wednesday, February 10, 2010.  Asure Software has scheduled a conference call for Wednesday, February 10, 2010 at 11:00 a.m. ET (10:00 a.m. CT) to discuss its most recent financial results and outlook. Participating in the call will be Pat Goepel, Chief Executive Officer.

To take part, please dial 800-299-7089 ten minutes before the conference call begins, ask for the Asure Software event and use passcode 16877542.  International callers should dial 617-801-9714 and reference the same passcode, 16877542.

Investors, analysts, media and the general public will also have the opportunity to listen to the conference call in listen-only mode via the Internet by visiting the investor relations page of Asure's web site at www.asuresoftware.com.  To monitor the live call, please visit the web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an archived replay will be available shortly after the call on the investor relations page of the Company's web site at www.asuresoftware.com.

About Asure Software

Headquartered in Austin, Texas, Asure Software (f/k/a Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure's market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements.